Exhibit 99.2

COGNOS INCORPORATED

REPORT OF MANAGEMENT

The Corporation’s management is responsible for preparing the accompanying consolidated financial statements in conformity with Canadian generally accepted accounting principles. In preparing these consolidated financial statements, management selects appropriate accounting policies and uses its judgment and best estimates to report events and transactions as they occur. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly, in all material respects.

The Corporation maintains a system of internal accounting controls designed to provide reasonable assurance, at a reasonable cost, that assets are safeguarded and that transactions are executed and recorded in accordance with the Corporation’s policies for doing business. This system is supported by written policies and procedures for key business activities; the hiring of qualified, competent staff; and by a continuous planning and monitoring program.

Ernst & Young LLP, the independent auditors appointed by the stockholders, have been engaged to conduct an examination of the consolidated financial statements in accordance with generally accepted auditing standards, and have expressed their opinion on these statements. During the course of their audit, Ernst & Young LLP reviewed the Corporation’s system of internal controls to the extent necessary to render their opinion on the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control, and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee which is comprised of outside Directors. The Committee meets at least four times annually to review audited and unaudited financial information prior to its public release. The Committee also considers, for review by the Board of Directors and approval by the stockholders, the engagement or reappointment of the external auditors. Ernst & Young LLP has full and free access to the Audit Committee.

Management acknowledges its responsibility to provide financial information that is representative of the Corporation’s operations, is consistent and reliable, and is relevant for the informed evaluation of the Corporation’s activities.

/s/ James M. Tory	/s/ Ron Zambonini	/s/ Tom Manley

James M. Tory	Ron Zambonini	Tom Manley
Chairman	Chief Executive Officer	Senior Vice President,
Finance & Administration and
Chief Financial Officer

March 19, 2004

COGNOS INCORPORATED

AUDITORS’ REPORT

To the Board of Directors and Stockholders of Cognos Incorporated:

We have audited the consolidated balance sheets of Cognos Incorporated as at February 29, 2004 and February 28, 2003 and the consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended February 29, 2004. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at February 29, 2004 and February 28, 2003, and the results of its operations and its cash flows for each of the years in the three-year period ended February 29, 2004, in accordance with Canadian generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, effective March 1, 2003, the Corporation changed its method of accounting for stock-based compensation.

On March 19, 2004, we reported separately to the Board of Directors and Stockholders of Cognos Incorporated on financial statements for the same periods, prepared in accordance with United States generally accepted accounting principles.

Ottawa, Canada	/s/ Ernst & Young LLP
March 19, 2004	Chartered Accountants

COGNOS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

(US$000s except share amounts, CDN GAAP)

		Years Ended the Last Day of February,

	Note	2004	2003	2002

Revenue
Product license		$286,128	$246,697	$228,255
Product support		274,251	211,633	175,636
Services		122,738	92,706	87,411

Total revenue		683,117	551,036	491,302

Cost of revenue
Cost of product license		4,270	2,927	3,609
Cost of product support		28,076	20,467	16,576
Cost of services		90,411	70,324	71,529

Total cost of revenue		122,757	93,718	91,714

Gross margin		560,360	457,318	399,588

Operating expenses
Selling, general, and administrative		342,795	276,377	259,655
Research and development		91,196	78,103	74,614
Amortization of stock-based compensation		22,855	--	--
Amortization of intangible assets		9,928	9,156	19,708
Investment tax credits		(15,895)	(9,068)	(4,784)
Special charges	9	1,750	--	33,440

Total operating expenses		452,629	354,568	382,633

Operating income		107,731	102,750	16,955
Interest expense		(1,366)	(672)	(540)
Interest income		4,756	6,197	8,922

Income before taxes		111,121	108,275	25,337
Income tax provision	11	34,272	38,326	10,738

Net income		76,849	69,949	14,599
Retained earnings at beginning of the period		215,714	164,144	175,946
Retroactive adjustment due to change in accounting policy	2	(77,770)	--	--
Repurchase of shares		(9,025)	(18,379)	(26,401)

Retained earnings at end of the period		$205,768	$215,714	$164,144

Net income per share	12
Basic		$0.86	$0.80	$0.17

Diluted		$0.84	$0.77	$0.16

Weighted average number of shares (000s)	12
Basic		89,325	87,936	87,807

Diluted		91,959	90,531	90,461

(See accompanying notes)

COGNOS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(US$000s, CDN GAAP)

		February 29,	February 28,
	Note	2004	2003

Assets
Current assets
Cash and cash equivalents	10	$224,830	$162,588
Short-term investments	10	163,411	79,670
Accounts receivable	3	152,859	139,116
Prepaid expenses and other current assets		16,668	8,884
Deferred tax assets	11	2,445	5,427

		560,213	395,685
Fixed assets	4	71,292	62,442
Intangible assets	5, 7	25,269	33,927
Goodwill	6, 7	172,323	169,991

		$829,097	$662,045

Liabilities
Current liabilities
Accounts payable		$ 30,698	$ 33,310
Accrued charges	7	25,483	34,192
Salaries, commissions, and related items	7	59,903	48,916
Income taxes payable	11	5,875	4,395
Deferred revenue		178,752	146,008

		300,711	266,821
Long-term liabilities	7, 9	--	1,647
Deferred income taxes	11	18,730	14,868

		319,441	283,336

Stockholders’ Equity
Capital stock
Common shares and additional paid-in capital
(2004 - 89,902,895; 2003 - 88,124,914)	12	339,297	173,363
Treasury shares
(2004 - 43,500; 2003 - 22,500)	12	(1,065)	(501)
Deferred stock-based compensation		(32,903)	(1,243)
Retained earnings		205,768	215,714
Accumulated other comprehensive loss	1	(1,441)	(8,624)

		509,656	378,709

		$829,097	$662,045

(See accompanying notes)

On behalf of the Board:

/s/ John E. Caldwell	/s/ James M. Tory

John E. Caldwell, Director	James M. Tory, Chairman

COGNOS INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(US$000s except share amounts, CDN GAAP)

	Common Shares and
	Additional Paid-in Capital		Treasury Shares		Deferred		Accumulated Other
					Stock-based	Retained	Comprehensive
	Shares (000s)	Amount	Shares (000s)	Amount	Compensation	Earnings	Income (Loss)	Total

Balances, February 28, 2001	87,885	$138,924			$ (4,133)	$175,946	$(10,017)	$300,720

Issuance of stock
Stock option plans	1,279	12,742						12,742
Stock purchase plans	157	2,337						2,337
Amortization of deferred stock-based compensation	292				3,341			3,341
Repurchase of shares	(1,616)	(2,638)				(26,401)		(29,039)
Income tax effect related to stock options		1,064						1,064

	87,997	152,429			(792)	149,545	(10,017)	291,165

Net income						14,599		14,599
Other comprehensive income
Foreign currency translation adjustments							(5,209)	(5,209)

Comprehensive income						14,599	(5,209)	9,390

Balances, February 28, 2002	87,997	$152,429			$ (792)	$164,144	$(15,226)	$300,555

Issuance of stock
Stock option plans	886	10,376						10,376
Stock purchase plans	131	2,323						2,323
Deferred stock-based compensation					(577)			(577)
Amortization of deferred stock-based compensation	21				590			590
Fair value of options assumed		8,654						8,654
Repurchase of shares	(910)	(1,613)				(18,379)		(19,992)
Income tax effect related to stock options		651						651
Restricted share unit plan
Repurchase of shares			23	(501)				(501)
Units granted		543			(543)			--
Amortization of deferred stock-based
compensation					79			79

	88,125	173,363	23	(501)	(1,243)	145,765	(15,226)	302,158

Net income						69,949		69,949
Other comprehensive income
Foreign currency translation adjustments							6,602	6,602

Comprehensive income						69,949	6,602	76,551

Balances, February 28, 2003	88,125	$173,363	23	$ (501)	$ (1,243)	$215,714	$ (8,624)	$378,709

Issuance of stock
Stock option plans	1,959	28,640						28,640
Stock purchase plans	112	2,782						2,782
Deferred stock-based compensation		132,798			(55,028)	(77,770)		--
Amortization of deferred stock-based compensation	22				23,290			23,290
Fair value of options assumed		311						311
Repurchase of shares	(315)	(673)				(9,025)		(9,698)
Income tax effect related to stock options		1,844						1,844
Restricted share unit plan
Repurchase of shares			21	(564)				(564)
Units granted		232			(232)			--
Amortization of deferred stock-based compensation					310			310

	89,903	339,297	44	(1,065)	(32,903)	128,919	(8,624)	425,624

Net income						76,849		76,849
Other comprehensive income
Foreign currency translation adjustments							7,183	7,183

Comprehensive income						76,849	7,183	84,032

Balances, February 29, 2004	89,903	$339,297	44	$(1,065)	$(32,903)	$205,768	$ (1,441)	$509,656

(See accompanying notes)

COGNOS INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US$000s, CDN GAAP)

	Years Ended the Last Day of February,

	2004	2003	2002

Cash flows from operating activities
Net income	$ 76,849	$ 69,949	$ 14,599
Non-cash items
Depreciation and amortization	31,994	26,958	38,646
Amortization of deferred stock-based compensation	23,600	669	3,341
Amortization of other deferred compensation	175	477	4,767
Deferred income taxes	5,100	2,150	(15,917)
Loss on disposal of fixed assets	594	174	1,114

	138,312	100,377	46,550
Change in non-cash working capital
Decrease (increase) in accounts receivable	(5,983)	(41)	29,605
Decrease (increase) in prepaid expenses and other current assets	(6,340)	281	1,711
Increase (decrease) in accounts payable	(5,045)	798	(1,052)
Increase (decrease) in accrued charges	(11,612)	(16,371)	13,204
Increase in salaries, commissions, and related items	7,238	2,234	9,408
Increase (decrease) in income taxes payable	1,226	(1,259)	(11,218)
Increase in deferred revenue	24,133	18,506	15,481

Net cash provided by operating activities	141,929	104,525	103,689

Cash flows from investing activities
Maturity of short-term investments	230,594	299,414	235,743
Purchase of short-term investments	(311,542)	(253,868)	(240,974)
Additions to fixed assets	(25,213)	(15,921)	(12,143)
Additions to intangible assets	(1,270)	(533)	(445)
Business acquisitions	(1,750)	(152,199)	(2,193)

Net cash used in investing activities	(109,181)	(123,107)	(20,012)

Cash flows from financing activities
Issue of common shares	33,266	13,350	16,143
Purchase of treasury shares	(564)	(501)	--
Repurchase of shares	(9,698)	(19,992)	(29,039)
Increase (decrease) in long-term debt and long-term liabilities	(1,697)	(9,231)	7,798

Net cash provided by (used in) financing activities	21,307	(16,374)	(5,098)

Effect of exchange rate changes on cash	8,187	4,644	(972)

Net increase (decrease) in cash and cash equivalents	62,242	(30,312)	77,607
Cash and cash equivalents, beginning of period	162,588	192,900	115,293

Cash and cash equivalents, end of period	224,830	162,588	192,900
Short-term investments, end of period	163,411	79,670	121,629

Cash, cash equivalents, and short-term investments, end of period	$ 388,241	$ 242,258	$ 314,529

(See accompanying notes)

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Cognos Incorporated (the “Corporation”) is a global leader in business intelligence and corporate performance management (CPM) software solutions. The Corporation’s solutions help improve business performance by enabling effective decision-making at all levels of the organization. The Corporation’s integrated solutions consist of a suite of business intelligence components, analytical applications, and performance management applications. The Corporation’s customers can strategically apply these software solutions across the extended enterprise to address their need for CPM. The solution for CPM allows users to effectively manage the full business cycle with planning, budgeting, reporting, analysis, and scorecarding products. The Corporation markets and supports these solutions both directly and through resellers worldwide.

Basis of Presentation

These consolidated financial statements have been prepared by the Corporation in United States (U.S.) dollars and in accordance with Canadian generally accepted accounting principles (GAAP), applied on a consistent basis.

Consolidated financial statements prepared in accordance with United States GAAP, in U.S. dollars, are made available to all shareholders, and filed with various regulatory authorities.

Basis of Consolidation

These consolidated financial statements include the accounts of the Corporation and its subsidiaries. All subsidiaries are wholly owned. Intercompany transactions and balances have been eliminated.

Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. In the opinion of management, these consolidated financial statements reflect all adjustments necessary to present fairly the results for the periods presented. Actual results could differ from these estimates.

Comprehensive Income

Comprehensive Income includes net income and other comprehensive income (OCI). OCI refers to changes in net assets from transactions and other events, and circumstances other than transactions with stockholders. These changes are recorded directly as a separate component of Stockholders’ Equity and excluded from net income. The only comprehensive income item for the Corporation relates to foreign currency translation adjustments pertaining to those subsidiaries not using the U.S. dollar as their functional currency net of derivative gains or losses. Any tax effects of those foreign currency translation adjustments pertaining to those subsidiaries are also included in OCI. For Canadian GAAP, this would be referred to as the currency translation account.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Foreign Currency Translation

The financial statements of the parent company and its non-U.S. subsidiaries have been translated into U.S. dollars in accordance with The Canadian Institute of Chartered Accountants (CICA) Handbook, section 1650, Foreign Currency Translation. The financial statements of the parent and foreign subsidiaries are measured using local currency as the functional currency. All balance sheet amounts have been translated using the exchange rates in effect at the applicable year end. Income statement amounts have been translated using the weighted average exchange rate for the applicable year. The gains and losses resulting from the changes in exchange rates from year to year have been reported as a separate component of Stockholders’ Equity. Currency transaction gains and losses are immaterial for all periods presented.

Revenue

The Corporation recognizes revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition (SOP 97-2), issued by the American Institute of Certified Public Accountants.

Substantially all of the Corporation’s product license revenue is earned from licenses of off-the-shelf software requiring no customization. Revenue from these licenses is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. If a license includes the right to return the product for refund or credit, revenue is deferred, until the right of return lapses.

Revenue from product support contracts is recognized ratably over the life of the contract. Incremental costs directly attributable to the acquisition of product support contracts, and that would not have been incurred but for the acquisition of that contract, are deferred and expensed in the period the related revenue is recognized. These costs include commissions payable on sales of support contracts.

Services revenue from education, consulting, and other services is recognized at the time such services are rendered. Many of the Corporation’s sales include both software and services. Where the service is (1) not essential to the functionality of any other element of the transaction and (2) stated separately such that the total price of the arrangement is expected to vary as a result of the inclusion or exclusion of the service, the software element is accounted for separately from the service element. Where these two criteria are not met, the entire arrangement is accounted for using the percentage of completion method in accordance with SOP 81-1, Accounting for Performance of Construction Type and Certain Production Type Contracts.

For contracts with multiple obligations (e.g., delivered and undelivered products, support obligations, education, consulting, and other services), the Corporation allocates revenue to the undelivered items of the contract based on objective and reliable evidence of their fair value. Fair value is assigned to the delivered item using the residual method as outlined in Emerging Issues Committee Abstract 142, Revenue Arrangement with Multiple Deliverables. Under the residual method, the amount of consideration allocated to the delivered item equals the total arrangement consideration less the fair value of the undelivered items. Objective and reliable evidence of the fair value of product support elements is the renewal rate for such contracts and, for service elements, is the normal pricing and discounting practices for those products when they are sold separately; the residual is then assigned to the license element of the contract.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Cash, Cash Equivalents, and Short-Term Investments

Cash includes cash equivalents, which are investments that are held to maturity and have terms to maturity of three months or less at the time of acquisition. Cash equivalents typically consist of commercial paper, term deposits, banker’s acceptances and bearer deposit notes issued by major North American banks, and corporate debt. Cash and cash equivalents are carried at cost, which approximates their fair value.

Short-term investments are investments that are highly liquid, held to maturity, and have terms greater than three months, but less than one year, at the time of acquisition. Short-term investments typically consist of commercial paper and corporate bonds. Short-term investments are carried at cost, which approximates their fair value.

Derivative Financial Instruments

All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item are recognized in net income. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in OCI and are recognized in net income when the hedged item affects net income. If the derivative is designated a hedge of net investment in foreign operations, the changes in fair value are reported in OCI as part of the cumulative translation adjustment to the extent that it is effective.

Allowance for Doubtful Accounts

The Corporation maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Corporation regularly reviews the accounts receivable and uses judgment to assess the collectibility of specific accounts and based on this assessment, an allowance is maintained for 100% of all accounts deemed to be uncollectible. For those receivables not specifically identified, an allowance is maintained for a specific percentage of those receivables based on the aging of the accounts, the Corporation’s historical collection experience, and current economic conditions. If the financial condition of the Corporation’s customers were to deteriorate, resulting in an impairment to the customers’ ability to make payments, additional allowance may be required.

Fixed Assets

Fixed assets are recorded at cost. Computer equipment and software, and the building, are depreciated using the straight-line method. Office furniture is depreciated using the diminishing balance method. Building improvements are amortized using the straight-line method over the life of the improvement. Leasehold improvements are amortized using the straight-line method over either the life of the improvement or the term of the lease, whichever is shorter. Fixed assets are tested for impairment when evidence of a decline in value exists and are adjusted to estimated fair value if the asset is impaired.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Assets leased on terms that transfer substantially all of the benefits and risks of ownership to the Corporation are accounted for as capital leases, as though the asset had been purchased and a liability incurred. All other leases are accounted for as operating leases.

Intangible Assets

This category includes acquired technology, acquired in-process technology, deferred compensation, and contractual relationships associated with various acquisitions, trademarks and patents, as well as deferred software development costs.

Acquired technology and acquired in-process technology are initially recorded at fair value based on the present value of the estimated net future income-producing capabilities of software products acquired on acquisitions. Acquired technology and acquired in-process technology are amortized over their estimated useful lives on a straight-line basis.

Deferred compensation includes cash consideration associated with acquisitions made by the Corporation. Deferred compensation is recorded when its future payment is determinable and is payable contingent upon the continued tenure of the principals of the acquired companies who have become employees of the Corporation. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price.

Contractual relationships represent separable and contractual relationships that the Corporation has with certain customers and partners. These contractual relationships were acquired by the Corporation through a business combination and were initially recorded at their fair value based on the present value of expected future cash flows. Contractual relationships are amortized over their estimated useful lives.

Trademarks and patents are initially recorded at cost. Cost includes legal fees and other expenses incurred in order to obtain these assets. They are amortized over their estimated useful lives on a straight-line basis.

Development costs incurred internally in creating computer software to be sold, licensed, or otherwise marketed, are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Research costs are expensed as incurred. For costs that are capitalized, the amortization is the greater of the amount calculated using either (i) the ratio that the appropriate product’s current gross revenues bear to the total of current and anticipated future gross revenues for that product, or (ii) the straight line method over the remaining economic life of the product. Such amortization is recorded over a period not exceeding three years. The Corporation reassesses whether it has met the relevant criteria for continued deferral and amortization at each reporting date. The Corporation did not capitalize any costs of internally-developed computer software to be sold, licensed, or otherwise marketed, and recognized no amortization expense in each of fiscal 2004, 2003, and 2002.

The Corporation evaluates the remaining useful life of its intangible assets being amortized each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. The Corporation evaluates the expected future net cash flows of its intangible assets at each reporting date. If the book values of the assets were impaired, they would be adjusted to fair value based on discounted cash flows.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Goodwill

Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the net tangible and intangible assets acquired. In June 2001, the CICA issued Handbook section 3062, Goodwill and Other Intangible Assets (CICA 3062), which the Corporation adopted beginning March 1, 2002. Under CICA 3062, goodwill is not amortized, but is subject to annual impairment tests in accordance with the pronouncement. Prior to implementing CICA 3062, goodwill was amortized over five years on a straight-line basis.

Income Taxes

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities, and are measured using the enacted tax rates and laws. A valuation allowance is recorded to the extent that it is considered more likely than not that deferred tax assets will not be realized.

Accounting for Stock Option, Stock Purchase, and Restricted Share Unit Plans

The Corporation applies CICA Handbook section 3870, Stock-based Compensation and Other Stock-based payments, (CICA 3870) in accounting for its stock option, stock purchase, and restricted share unit plans. Compensation expense for options granted and shares issued under the Corporation’s stock option and restricted share unit plans is recognized over their vesting period using the fair value method of accounting for stock-based compensation. The fair value of the stock options and the restricted share units is determined using the Black Scholes option-pricing model. Any consideration paid by employees on the exercise of stock options is credited to capital stock. The discount from market price offered to employees who purchase stock through the Corporation’s stock purchase plan is also recognized as a compensation expense in the period when the shares are purchased.

2.    CHANGES IN ACCOUNTING POLICY

In the fourth quarter of 2004, the Corporation adopted CICA 3870 which requires the fair value based method of accounting for all stock-based compensation earned during the year. Under this method, the fair value of options is estimated on the date of grant and is recognized as compensation expense over the vesting period of the options. The discount offered to employees under a stock purchase plan should also be included as a compensation expense. Prior to fiscal 2004, the Corporation accounted for all grants of options to directors and employees in accordance with the intrinsic value method of accounting for stock-based compensation which requires a compensation expense to be recorded if the exercise price of each option was less than the fair market value on the date immediately preceding the date of grant. This change was applied retroactively effective March 1, 2003 to all stock options outstanding at March 1, 2000. Prior periods have not been restated but an adjustment to the opening balance of retained earnings of the current period has been made to reflect the cumulative effect of the change on prior periods. This is in accordance with the transitional provisions of CICA 3870. The effect of this change in fiscal 2004 was to decrease net earnings by $22,855,000 or $0.25 per share and to reduce the opening retained earnings by $77,770,000.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Under CICA 3870, the Corporation is required to disclose the pro forma net earnings and pro forma earnings per share as if the fair value method of accounting for stock options issued to directors and employees had been applied to all outstanding stock options at March 1, 2001. (see Note 12)

3.    ACCOUNTS RECEIVABLE

Accounts receivable include an allowance for doubtful accounts of $9,545,000 and $9,683,000 as of February 29, 2004 and February 28, 2003, respectively.

4.    FIXED ASSETS

	2004		2003

	Cost	Accumulated Depreciation and Amortization	Cost	Accumulated Depreciation and Amortization	Depreciation/ Amortization Rate

	($000s)		($000s)
Computer equipment and software	$ 88,610	$ 67,587	$ 68,357	$51,981	33%
Office furniture	39,513	24,946	32,336	19,235	20%
Building and leasehold improvements	25,957	13,273	21,685	10,188	Life of improvement/ lease term
Land	886	--	798	--	--
Building	26,264	4,132	23,668	2,998	2.5%

	181,230	$109,938	146,844	$84,402

Accumulated depreciation and amortization	(109,938)		(84,402)

Net book value	$ 71,292		$ 62,442

Depreciation and amortization of fixed assets was $22,238,000, $18,284,000, and $23,706,000 in each of fiscal 2004, 2003, and 2002, respectively.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

5.    INTANGIBLE ASSETS

	2004		2003

	Cost	Accumulated Amortization	Cost	Accumulated Amortization	Amortization Rate

	($000s)		($000s)
Acquired technology	$ 33,381	$18,161	$ 33,381	$11,821	20%
Acquired in-process technology	38,400	36,774	38,400	34,906	20%
Deferred compensation	8,945	8,938	8,945	8,763	Compensation Period
Contractual relationships	7,800	1,109	7,800	134	12.5%
Trademarks and patents	3,620	1,895	2,350	1,325	20%

	92,146	$66,877	90,876	$56,949

Accumulated amortization	(66,877)		(56,949)

Net book value	$ 25,269		$ 33,927

Amortization of intangible assets was $9,928,000, $9,156,000, and $15,310,000 in each of fiscal 2004, 2003, and 2002, respectively. The estimated amortization expense related to intangible assets, in existence as at February 29, 2004, over the next five years is as follows: ($000s)

2005	$6,444
2006	5,966
2007	5,274
2008	4,622
2009	1,099

6.    GOODWILL

There were additions to goodwill of $2,332,000, $154,761,000, and $2,193,000, during fiscal 2004, 2003, and 2002, respectively. The additions during fiscal 2004 related to the acquisitions of Business Planning Solutions Pte. Ltd., a Singapore company (BPS) and Softa Group Limited, a U.K. company (Softa), additional consideration paid to the former shareholders of Teijin Cognos Incorporated (TCI), and a credit adjustment to the goodwill related to the acquisition of Adaytum, Inc. (Adaytum). The additions during fiscal 2003 related to the acquisition of Adaytum and additional consideration paid to the former shareholders of TCI. This additional consideration paid to TCI in fiscal 2004 and 2003 was based on the net revenue of TCI during each quarter as per the original agreement. The additions during fiscal 2002 related to the acquisition of TCI.

Under CICA 3062, which the Corporation implemented March 1, 2002, goodwill is no longer amortized but is subject to an annual impairment test. The Corporation has designated the beginning of its fiscal year as the date for the annual impairment test. The Corporation performed the required impairment tests of goodwill as of March 1, 2003 and 2004. Based on these tests, goodwill is not considered to be impaired and therefore there was no material effect on the earnings and financial position of the Corporation.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

If the non-amortization provision of CICA 3062 had been in effect beginning March 1, 2001, the effect would have been as follows (000s except per share amounts):

	2004	2003	2002

Net income:
Reported net income	$76,849	$69,949	$14,599
Goodwill amortization	--	--	4,398

Adjusted net income	$76,849	$69,949	$18,997

Basic net income per share:
Reported net income	$0.86	$0.80	$0.17
Goodwill amortization	--	--	0.05

Adjusted net income	$0.86	$0.80	$0.22

Diluted net income per share:
Reported net income	$0.84	$0.77	$0.16
Goodwill amortization	--	--	0.05

Adjusted net income	$0.84	$0.77	$0.21

Weighted average number of shares:
Basic	89,325	87,936	87,807

Diluted	91,959	90,531	90,461

7.    ACQUISITIONS

Fiscal 2004 Acquisitions

In February 2004, the Corporation acquired Softa and certain assets of BPS. Softa is a consulting services company, based in Oxford, England. Softa specializes in strategy formulation and key performance indicators measurement consulting. BPS is a distributor of information technology solutions in countries across Southeast Asia, including Singapore, Hong Kong, Thailand, and Malaysia.

These acquisitions were accounted for using the purchase method of accounting in accordance with CICA Handbook section 1581, Business Combinations (CICA 1581). The aggregate purchase consideration was approximately $1,047,000 paid in cash and a note payable of $1,498,000, which is included in accrued charges on the balance sheet. Direct costs associated with these acquisitions were approximately $638,000. The Softa agreement stipulated that the shareholders of Softa would receive a maximum of $5,000,000 in contingent consideration over the next three years if certain performance thresholds are met. These payments are conditioned on the continued tenure of the shareholders and therefore will be accounted for as compensation expense as earned.

In the allocation of purchase price, $3,127,000 was assigned to goodwill. This represents the excess of the purchase price paid for Softa and BPS over the fair value of the net tangible and identifiable intangible assets acquired. Goodwill will not be amortized in accordance with the Corporation’s accounting policy (See Note 1 “Summary of Significant Accounting Policies”) but will be subject to annual impairment testing. The acquisitions of Softa and BPS have significantly strengthened the Corporation’s CPM leadership and sales channels in strategic European and Asian markets.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

The goodwill is not deductible for tax purposes.

During fiscal 2004, in conjunction with the acquisition of TCI in fiscal 2002, the Corporation paid approximately $484,000 and will pay approximately $116,000 to the former shareholders of TCI related to additional consideration based on net revenue. As a result, $600,000 was added to the purchase of TCI and allocated to goodwill. See further discussions below.

Fiscal 2003 Acquisitions

On January 10, 2003, the Corporation acquired Adaytum, Inc., based in Minneapolis, Minnesota. The acquisition was accounted for using the purchase method in accordance with CICA 1581. Adaytum was a leading global provider of enterprise performance planning software. This acquisition enhanced the Corporation’s enterprise planning offering, an essential component of CPM for large companies. Leveraging enterprise business intelligence with enterprise planning completed the Cognos vision for CPM. The ability to offer the full closed-loop CPM (planning, budgeting, monitoring, analysis, and reporting) cycle from a single vendor strengthened the value of the Corporation’s product offering and enhanced the execution of its CPM strategy. The aggregate purchase consideration was approximately $157,094,000, paid in cash. Additionally, in connection with the merger, Cognos assumed certain stock options issued pursuant to Adaytum’s stock option plan, which became options to purchase approximately 839,000 Cognos common shares with a fair value of approximately $8,654,000. Direct costs associated with the acquisition were approximately $6,571,000.

Based on an independent appraisal, $27,500,000 of the purchase price was allocated to intangible assets, subject to amortization. Of this amount, $19,700,000 was allocated to acquired technology and $7,800,000 was allocated to contractual relationships. Neither intangible asset is expected to have any residual value. The amortization period for the acquired technology is five years whereas the amortization period for the contractual relationships is approximately eight years. The weighted average amortization for these intangible assets acquired is approximately six years. The fair values of these intangible assets were assigned, using the discounted cashflow method, which discounts the present value of the free cashflows expected to be generated by the assets. The amortization periods were determined using the estimated economic useful life of the asset.

In the allocation of purchase price, $154,318,000 was assigned to goodwill. This represents the excess of the purchase price paid for Adaytum over the fair value of the net tangible and identifiable intangible assets acquired. Goodwill will not be amortized in accordance with the Corporation’s accounting policy (See Note 1 “Summary of Significant Accounting Policies”) but will be subject to annual impairment testing. The purchase of Adaytum added to the Corporation’s expertise in enterprise planning, added an enterprise class customer base, and channel partners. This acquisition strengthened the value of the Corporation’s product offering and will enhance its ability to execute its CPM strategy. The goodwill is not deductible for tax purposes.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Total consideration, excluding acquisition costs, was allocated based on estimated fair values as follows: ($000s)

Adaytum, Inc.
Assets acquired:
Cash	$ 5,339
Accounts receivable, net	19,698
Prepaid expenses	920
Fixed assets	2,880
Intangible assets	27,500
Deferred tax assets	4,640

60,977

Liabilities assumed:
Accrued expenses	12,570
Deferred revenue	11,792
Other current liabilities	7,218
Restructuring	7,864
Deferred tax liabilities on intangibles	10,680

50,124

Net assets acquired	10,853
Deferred compensation on intrinsic value of options assumed	577
Goodwill	154,318

Purchase price	$165,748

Purchase price consideration
Cash	$157,094
Fair value of options assumed	8,654

$165,748

The Corporation undertook a restructuring plan in conjunction with the acquisition of Adaytum. In accordance with Emerging Issues Committee (EIC) No. 42, Costs Incurred On Business Combinations (EIC 42), the liability associated with this restructuring is considered a liability assumed in the purchase price allocation. This restructuring primarily related to involuntary employee separations of approximately 90 employees of Adaytum, accruals for abandoning leased premises of Adaytum and related write-downs of leasehold improvements as well as asset write-downs of Adaytum. The employee separations impacted all functional groups and geographic regions of Adaytum. In fiscal 2004, the restructuring plan was finalized. This resulted in increases of $563,000 in involuntary employee separations and an increase in other adjustments of $18,000. These items were charged against goodwill in accordance with EIC 42. In addition, $311,000 of additional fair market value of options assumed was recognized as part of the finalization of the restructuring plan. During the year, the Corporation also reduced the valuation allowance by $1,976,000 on deferred tax assets related to Adaytum loss carryforwards as their realization became more likely than not. The remaining restructuring accrual is included on the balance sheet as accrued charges and salaries, commissions, and related items. The Corporation does not believe that any unresolved contingencies, purchase price allocation issues, or additional liabilities exist that would result in a material adjustment to the acquisition cost allocation.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

($000s)	Employee separations	Other restructuring accruals	Total Accrual	Asset write-downs	Total

Restructuring accrual	$3,888	$3,976	$ 7,864	$ 768	$ 8,632
Cash payments	(248)	(11)	(259)	--	(259)
Asset write-downs	--	--	--	(768)	(768)

Balance as at February 28, 2003	3,640	3,965	7,605	--	7,605
Cash Payments	(3,432)	(311)	(3,743)	--	(3,743)
Other Adjustments	737	(156)	581	--	581

Balance as at February 29, 2004	$ 945	$3,498	$ 4,443	$ --	$ 4,443

The following unaudited pro forma combined results of operations for fiscal 2003 and 2002 are presented as if the acquisition had occurred at the beginning of each period. Adaytum’s fiscal period ends December 31st, however the Corporation’s fiscal period is used for the presentation of this unaudited pro forma information. Despite the difference in fiscal periods, the pro forma results combine the Corporation’s results for February 28, 2003 with Adaytum’s results for December 31, 2002 and the Corporation’s results for February 28, 2002 with Adaytum’s results for December 31, 2001, for fiscal 2003 and fiscal 2002, respectively. The pro forma combined results include adjustments and assumptions which represent estimated values and amounts and do not reflect potential cost savings and synergies. (000s, except per share amounts)

	2003	2002

	(Unaudited)
Total revenue	$606,352	$542,511
Income before taxes	102,518	6,301
Net income	65,620	(608)

Net income per share:
Basic	$0.75	$(0.01)

Diluted	$0.72	$(0.01)

Weighted average number of shares:
Basic	87,936	87,807

Diluted	90,531	90,461

In conjunction with the acquisition of TCI in fiscal 2002, the Corporation has paid approximately $444,000 to the former shareholders of TCI related to additional consideration based on net revenue for fiscal 2003. As a result, $444,000 was added to the purchase of TCI and allocated to goodwill. See further discussions below.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Fiscal 2002 Acquisitions

On February 28, 2002, the Corporation exercised its option to purchase 50% of the voting shares representing all of the outstanding voting interest in the Corporation’s subsidiary in Japan, TCI. The Corporation felt that TCI could more gainfully serve the Japanese market as a wholly owned subsidiary. The Corporation had always consolidated the results of TCI as it had effective control over TCI. The former shareholders of TCI received approximately $2,193,000 in cash upon completion of the purchase. The Corporation also paid Teijin Limited its accumulated minority interest in TCI of approximately $1,462,000 during fiscal 2003. The Corporation also agreed to pay additional consideration at each period end for eight quarters, based on the net revenue of TCI. As discussed above, approximately $444,000 and $484,000 of contingent consideration was paid for fiscal 2003 and fiscal 2004, respectively and approximately $116,000 is payable to the former shareholders of TCI in relation to the net revenue during fiscal 2004. This additional purchase price was not recorded at acquisition date as it could not be reasonably estimated at that time. The acquisition was accounted for using the purchase method. The results of operations of TCI were consolidated historically, and thus pro forma information has not been provided.

Total consideration, excluding acquisition costs, was allocated based on estimated fair values as follows: ($000s)

Teijin Cognos Incorporated
Assets acquired	$ 3,712
Liabilities assumed	(2,250)

Net assets acquired	1,462
Goodwill	3,237

Purchase price	$ 4,699

Purchase price consideration
Cash	$ 2,193
Deferred payment	2,506

$ 4,699

8.    COMMITMENTS AND CONTINGENCIES

Certain of the Corporation’s offices, computer equipment, and vehicles are leased under various terms. The annual aggregate lease expense in each of fiscal 2004, 2003, and 2002, was $21,287,000, $15,443,000, and $15,959,000, respectively.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

The aggregate amount of payments for these operating leases, in each of the next five fiscal years and thereafter, is approximately as follows: ($000s)

2005	$18,730
2006	15,071
2007	11,609
2008	8,073
2009	6,843
Thereafter	15,830

The Corporation and its subsidiaries may, from time to time, be involved in legal proceedings, claims, and litigation that arise in the ordinary course of business which the Corporation believes would not reasonably be expected to have a material adverse effect on the financial condition of the Corporation.

The Corporation has entered into licensing agreements with customers that include limited intellectual property indemnification clauses. These clauses are typical in the software industry and require the Corporation to compensate the customer for certain liabilities and damages incurred as a result of third party intellectual property claims arising from these transactions. The Corporation has not made any significant indemnification payments as a result of these clauses and, in accordance with Accounting Standards Boards Accounting Guideline (AcG) No. 14 (AcG 14), Disclosure of Guarantees, has not accrued any amounts in relation to these indemnification clauses.

9.    SPECIAL CHARGES

Fiscal 2004

Litigation

On September 17, 2003, an action was filed in the United States District Court for the Western District of Washington against the Corporation and its subsidiary Cognos Corporation (collectively, “Cognos”) by Timeline Inc. for alleged patent infringement. The complaint alleged that the Corporation’s DecisionStream product and other unspecified products infringe certain of Timeline’s United States patents. The Corporation entered into an agreement with Timeline as of February 12, 2004 to settle the action. Under the terms of the settlement agreement, both parties agreed to dismiss, with prejudice, their respective claims in the action brought by Timeline. Cognos agreed to pay Timeline a settlement totaling $1,750,000, which amount includes a license under certain of Timeline’s patents. Cognos paid this amount in the fourth quarter of fiscal 2004. Neither party admitted any liability under the patents or made any admission regarding the validity of the patents.

Fiscal 2002

Business Restructuring Charges

In fiscal 2002, the Corporation recorded a pre-tax business restructuring charge to earnings of $10,209,000 in connection with a restructuring plan to align the Corporation’s cost structure and operations to the prevailing economic environment. Business restructuring charges primarily related to involuntary employee separations for approximately 300 employees, as well as asset write-downs, and accruals for net costs of abandoning leased premises and related write-downs of leasehold improvements.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

The employee separations impacted all functional groups and geographic regions of the Corporation. All employee separations were completed within the fiscal year and all of the amounts owed under the restructuring plan have been paid.

Litigation

On May 5, 2000, an action was filed in the United States District Court for the Northern District of California against the Corporation and its subsidiary Cognos Corporation by Business Objects S.A., for alleged patent infringement. The complaint alleged that the Corporation’s Impromptu product infringes Business Objects’ United States Patent No. 5,555,403 entitled “Relational Database Access System using Semantically Dynamic Objects” (the “’403 Patent”). On May 24, 2002, the Corporation and Business Objects reached an agreement to settle that action. Under the terms of the settlement agreement between the Corporation and Business Objects, Business Objects agreed to release the Corporation for any infringement of the ’403 Patent (and any amendments or related patents) and to effect that release, granted the Corporation a license under the ’403 Patent for the term of that patent or any amendments or related patents. Both parties agreed to release the other from all claims, liabilities, costs, or expenses that either party hold against the other, on account of actions taken prior to the effective date. The Corporation and Business Objects have also entered into a covenant not to sue or assert any claim against the other for infringement of any patents for a period of 5 years from the effective date. As consideration for the settlement agreement, the Corporation agreed to pay Business Objects the sum of $24,000,000. The Corporation paid Business Objects $7,000,000 and $15,250,000 in fiscal 2004 and fiscal 2003, respectively. The remaining balance of $1,750,000 will be paid in the first quarter of fiscal 2005. The Corporation recorded a special charge of $23,231,000, in fiscal 2002, representing the present value of the payment stream discounted using an interest rate of 6%, in accordance with CICA Handbook section 3290, Contingencies. The after-tax effect of this charge was $16,827,000. The remaining balance of $769,000 represents the interest to be recognized over the payment term. The remaining principal amount is recorded in accrued charges on the balance sheet.

10.    FINANCIAL INSTRUMENTS

Foreign Exchange Forward Contracts

The Corporation’s policy with respect to foreign currency exposure is to manage its financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. The Corporation currently utilizes forward contracts to manage foreign currency translation exposure of net investment in foreign operations. As a result, the exchange gains and losses recorded on translation of the subsidiaries financial statements are partially offset by gains and losses attributable to the applicable foreign exchange forward contract. Realized and unrealized gains and losses from effective hedges would not be included in income but would be shown in the cumulative translation adjustment account included in other comprehensive income. The gains or losses related to ineffective portions of hedges would be included in income.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

During fiscal 2004, 2003, and 2002, all of the Corporation’s hedges were effective and, as a result, no gains or losses from these hedges were included in income. The amount recorded to the cumulative translation adjustment account with respect to the forward exchange contracts was net losses of $3,319,000 and $3,593,000 during the years ended February 29, 2004 and February 28, 2003, respectively and a net gain of $973,000 during the year ended February 28, 2002.

The Corporation enters into foreign exchange forward contracts with a Canadian chartered bank, and therefore does not anticipate non-performance by this counterparty. The amount of the exposure on account of any non-performance is restricted to the unrealized gains in such contracts. As of February 29, 2004, the Corporation had foreign exchange forward contracts, with maturity dates of May 27, 2004, to exchange the U.S. dollar equivalent of $39,446,000 in foreign currency. The estimated fair value of these contracts is immaterial. As of February 28, 2003, the Corporation had foreign exchange forward contracts, with maturity dates before May 29, 2003, to exchange the U.S. dollar equivalent of $17,860,000 in foreign currency. The realized loss on these contracts was $604,000.

Concentration of Credit Risk

The investment of cash is regulated by the Corporation’s investment policy, which is periodically reviewed and approved by the Audit Committee of the Board of Directors. The primary objective of the Corporation’s investment policy is security of principal. The Corporation manages its investment credit risk through a combination of (i) a selection of securities with an acceptable credit rating; (ii) selection of term to maturity, which in no event exceeds two years in length; and (iii) diversification of debt issuers, both individually and by industry grouping.

All the Corporation’s short-term investments as of February 29, 2004 and February 28, 2003 had maturity dates before the end of August of their respective years. The Corporation’s cash, cash equivalents, and short-term investments are denominated predominantly in euro, British pound, and Canadian and U.S. dollars.

The Corporation has an unsecured credit facility, subject to annual renewal. The credit facility permits the Corporation to borrow funds or issue letters of credit or guarantee up to an aggregate of Cdn $12,500,000 (US $9,328,000), subject to certain covenants. As of February 29, 2004 and February 28, 2003, there were no direct borrowings under the Corporation’s credit facility.

There is no concentration of credit risk related to the Corporation’s position in trade accounts receivable. Credit risk, with respect to trade receivables, is minimized because of the Corporation’s large customer base and its geographical dispersion (see Note 15).

Fair Value of Financial Instruments

For certain of the Corporation’s financial instruments, including accounts receivable, accounts payable, and other accrued charges, the carrying amounts approximate the fair value due to their short maturities. Cash and cash equivalents, short-term investments, long-term debt, and long-term liabilities are carried at cost, which approximates their fair value. Foreign exchange forward contracts are recorded at their estimated fair value.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

11.    INCOME TAXES

Details of the income tax provision (recovery) are as follows: ($000s)

	2004	2003	2002

Current
Canadian	$15,184	$15,440	$ 16,274
Foreign	16,740	14,884	9,392

	31,924	30,324	25,666

Deferred
Canadian	2,766	11,909	(12,584)
Foreign	(418)	(3,907)	(2,344)

	2,348	8,002	(14,928)

Income tax provision	$34,272	$38,326	$ 10,738

The reported income tax provision differs from the amount computed by applying the Canadian rate to income before income taxes. The reasons for this difference and the related tax effects are as follows: ($000s)

	2004	2003	2002

Expected Canadian tax rate	36.0%	38.0%	41.0%

Expected tax provision	$ 40,004	$ 41,144	$10,388
Tax rate differences	(16,472)	(12,168)	(8,622)
Net change in valuation allowance and other income tax
benefits earned	(1,669)*	(444)*	(544)
Non-deductible expenses and non-taxable income	10,347	8,118	7,607
Withholding tax on foreign income	2,023	1,638	1,759
Other	39	38	150

Reported income tax provision	$ 34,272	$ 38,326	$10,738

* The operating tax loss carryforwards (net of valuation allowance) acquired on the purchase of Adaytum do not affect the income statement as amounts are allocated to these operating tax loss carryforwards in the purchase price allocation.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Significant components of the Corporation’s deferred tax assets and liabilities as of February 29, 2004 and February 28, 2003 are as follows: ($000s)

	2004	2003

Deferred tax assets
Net operating tax loss carryforwards	$ 16,621	$ 24,176
Investment tax credits	89	4,670
Deferred revenue	885	3,985
Reserves	5,936	7,096
Book and tax differences on assets	1,750	1,242
Other	263	237

Total deferred tax assets	25,544	41,406
Valuation allowance for deferred tax assets	(9,183)	(18,714)

Net deferred tax assets	16,361	22,692

Deferred tax liabilities
Book and tax differences on assets	9,628	13,854
Reserves and allowances	19,287	14,805
Investment tax credits	3,731	3,473

Total deferred tax liabilities	32,646	32,132

Net deferred income tax liability	$(16,285)	$ (9,440)

Net operating tax loss carryforwards and the valuation allowance for deferred tax assets for fiscal 2004 and 2003 include net operating loss carryforwards applicable to an acquisition during fiscal 2003.

The net change in the total valuation allowance for the years ended February 29, 2004 and February 28, 2003 was a decrease of $9,531,000 and an increase of $16,357,000, respectively.

Realization of the net deferred tax assets is dependent on generating sufficient taxable income in certain legal entities. Although realization is not assured, the Corporation believes it is more likely than not that the net amount of the deferred tax asset will be realized. However, this estimate could change in the near term as future taxable income in these certain legal entities changes.

As of February 29, 2004, the Corporation had net operating loss carryforwards of approximately $46,714,000 of which $39,510,000 are attributable to an acquisition during fiscal 2003. These acquisition related net operating loss carryforwards have a tax effected value of $14,122,000 against which the Corporation has provided a valuation allowance of $7,584,000. If circumstances change and usage of the net operating loss carryforwards becomes more likely than not, the tax benefit of the carryforwards attributable to the acquisition, to which purchase price has not been allocated, will be accounted for as a credit to goodwill rather than as a reduction of the income tax provision.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

The Corporation’s net operating loss carryforwards expire as follows: ($000s)

2005-2012	$ 2,270
2013-2023	21,195
Indefinitely	23,249

$46,714

Income before taxes attributable to all non-Canadian operations was $86,316,000, $51,270,000, and $24,990,000, in each of fiscal 2004, 2003, and 2002, respectively.

The Corporation has provided for foreign withholding taxes on the portion of the undistributed earnings of non-Canadian subsidiaries expected to be remitted.

Income taxes paid were $19,778,000, $23,184,000, and $29,368,000, in each of fiscal 2004, 2003, and 2002, respectively.

12.    STOCKHOLDERS’ EQUITY

Capital Stock

The authorized capital of the Corporation consists of an unlimited number of common shares, without nominal or par value, and an unlimited number of preferred shares, issuable in series. No series of preferred shares has been created or issued.

Share Repurchase Programs

The share repurchases made in the past three fiscal years were part of distinct open market share repurchase programs through The Nasdaq National Market and The Toronto Stock Exchange. During fiscal 2003, shares were also purchased under the Corporation’s secondary offering of common shares (see Note 13 of these notes to the consolidated financial statements). The Corporation repurchased 315,000 shares at an aggregate price of $9,698,000 during fiscal 2004. During fiscal 2003, the Corporation repurchased 910,000 shares at an aggregate purchase price of $19,992,000 of which 180,000 were purchased in connection with the secondary offering. In fiscal 2002, 1,616,000 shares for an aggregate purchase price of $29,039,000 were repurchased. The share repurchase programs are adopted in October of each year and run for one year. They allow the Corporation to purchase no more than 5% of the issued and outstanding shares of the Corporation on the date the plan is adopted. These programs do not commit the Corporation to make any share repurchases. Purchases can be made on The Nasdaq National Market or The Toronto Stock Exchange at prevailing open market prices and paid out of general corporate funds. All shares repurchased under the completed share repurchase programs were cancelled and all shares repurchased under the current share repurchase program will be cancelled.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

The details of the share repurchases were as follows:

	2004		2003		2002

	Shares	Cost	Shares	Cost	Shares	Cost

	(000s)	($000s)	(000s)	($000s)	(000s)	($000s)
October 2000 program	--	$ --	--	$ --	816	$12,945
October 2001 program	--	--	388	9,992	800	16,094
October 2002 program	--	--	342	6,850	--	--
October 2003 program	315	9,698	--	--	--	--

	315	9,698	730	16,842	1,616	29,039

Secondary offering	--	--	180	3,150	--	--

	315	$9,698	910	$19,992	1,616	$29,039

The amount paid to acquire the shares over and above the average carrying value has been charged to retained earnings.

Stock Option Plans

As of February 29, 2004, the Corporation had stock options outstanding under four plans: 1,552,000 pertain to the 2003-2008 Stock Option Plan (“the 2003 Plan”); 9,629,000 pertain to the 1997–2002 Stock Option Plan (“the 1997 Plan”); 256,000 pertain to the 1993–1998 Stock Option Plan (“the 1993 Plan”); and 561,000 pertain to stock options issued pursuant to Adaytum’s stock plan (“the Adaytum Plan”) which the Corporation assumed in accordance with the terms of the merger agreement between Adaytum and the Corporation.

There were 1,760,000 shares of common stock originally reserved by the Board of Directors for issuance under the 2003 Plan, which was approved by the Corporation’s shareholders in June 2003. It is intended that additional shares will be issued under the 2003 Plan but only after being approved by the shareholders. Options can be granted to officers and employees at such times and under such terms as established by the 2003 Plan. Options can be fully exercisable on the date of grant or may be exercisable in installments. Options will expire not later than 5 years from the date of grant or any shorter period as may be determined. All options are priced at the market price of the Corporation’s shares on The Toronto Stock Exchange on the trading day preceding the date of grant. Options under this plan were granted to officers and employees in fiscal 2004.

There were 14,000,000 shares of common stock originally reserved by the Board of Directors for issuance under the 1997 Plan, which was approved by the Corporation’s shareholders in June 1997 and replaced the 1993 Plan. Options were granted to directors, officers, and employees at such times and under such terms as established by the 1997 Plan. Options may have been fully exercisable on the date of grant or may have been exercisable in installments. Options will expire not later than 10 years from the date of grant or any shorter period as may be determined. All options were priced at the market price of the Corporation’s shares on The Toronto Stock Exchange on the trading day preceding the date of grant. Options were granted to employees, executive officers, and directors in each of 1998, 1999, 2000, 2001, and 2002. Substantially all options vest equally in April of the next four years after the date of grant and expire in April of the seventh year after the date of grant. The 1997 Plan expired on May 1, 2002.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Under the 1993 Plan, options were awarded to directors, officers, and employees. For the options outstanding as of February 29, 2004, the vesting dates have all passed and the options will expire in April 2005. All options were priced at the market price of the Corporation’s shares on The Toronto Stock Exchange on the trading day preceding the date of grant. The 1993 Plan expired on January 1, 1998.

Pursuant to the terms of the merger agreement between Adaytum and the Corporation which became effective on January 10, 2003 (Effective Date), the Corporation agreed to assume Adaytum options issued under the Adaytum 1999 Stock Option Plan under which the Corporation could be required to issue up to 839,000 common shares of the Corporation. Optionholders consisted of Adaytum employees holding “out-of-the-money” vested and unvested stock options and “in-the-money” but unvested stock options. The number and grant price of the Adaytum options which became options to purchase shares of the Corporation were adjusted based on the fair market value of the Adaytum common shares on the Effective Date, and the average closing price of Cognos shares for the five days prior to the Effective Date. The vesting schedule and expiry dates of “in-the-money” but unvested Adaytum options were assumed in accordance with their terms, and expire not later than 2012; the vesting schedule and expiry date of the “out-of-the-money” Adaytum options which were assumed were reset to vest equally over four years from the Effective Date and expire not later than 2011. No further options will be granted under the Adaytum Plan, which expires on December 31, 2008.

Employee Stock Purchase Plan

This plan was approved by the Corporation’s shareholders in July 1993 and has been amended three times, in 1997, 1999, and 2002. This amended plan terminates on November 30, 2005. Under the plan, 3,000,000 common shares were reserved for issuance. A participant in the Employee Stock Purchase Plan authorizes the Corporation to deduct an amount per pay period that cannot exceed five (5) percent of annual target salary divided by the number of pay periods per year. Deductions are accumulated during each of the Corporation’s fiscal quarters (Purchase Period) and, on the first trading day following the end of any Purchase Period, these deductions are applied toward the purchase of common shares. The purchase price per share is ninety (90) percent of the lesser of The Toronto Stock Exchange average closing price on (a) the first five trading days of the Purchase Period or (b) the last five trading days of the Purchase Period. All full-time and part-time permanent employees may participate in the plan.

Restricted Share Unit Plan

On September 25, 2002, the Board of Directors of the Corporation adopted the 2002-2005 Restricted Share Unit Plan pursuant to which employees, officers, and directors of the Corporation and its subsidiaries are eligible to participate. Under the plan, the Human Resources and Compensation Committee of the Board of Directors is authorized to grant awards of restricted share units to participants, up to an aggregate of 2,000,000 restricted share units. Subject to the vesting provisions set out in each participant’s award agreement, each restricted share unit will be exchangeable for one common share of the Corporation. The vesting period is typically four years. The common shares for which restricted share units may be exchanged will be purchased on the open market by a trustee appointed and funded by the Corporation. As no common shares will be issued by the Corporation pursuant to the plan, the plan is non-dilutive to existing shareholders.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Activity in the stock option plans for fiscal 2004, 2003, and 2002 was as follows:

	2004		2003		2002

	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

	(000s)		(000s)		(000s)
Outstanding, beginning of year	13,072	$19.37	10,554	$17.35	7,569	$17.81
Granted	1,568	27.52	3,404	23.67	4,835	16.71
Assumed	--	--	839	23.76	--	--
Exercised	(1,959)	14.62	(886)	11.71	(1,279)	9.96
Forfeited	(683)	28.68	(839)	20.76	(571)	20.33

Outstanding, end of year	11,998	25.89	13,072	19.37	10,554	17.35

Options exercisable at year end	5,552		4,430		3,002

Weighted average per share fair value of options granted during the year calculated using the Black-Scholes option-pricing model		$13.10		$10.01		$7.48

The following table summarizes significant ranges of outstanding and exercisable options held by directors, officers, and employees as of February 29, 2004:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Options	Weighted Average Remaining Life	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

	(000s)	(Years)		(000s)
$ 6.29 - $12.52	1,193	2.7	$11.80	1,193	$11.80
$13.33 - $17.84	1,153	4.2	16.35	752	15.90
$17.98 - $19.22	2,345	5.1	18.95	1,056	18.96
$19.61 - $26.82	2,888	6.1	26.26	851	25.90
$27.63 - $37.13	2,779	5.1	29.31	467	31.57
$38.80 - $52.91	1,640	4.1	39.38	1,233	39.38

	11,998	4.9	24.94	5,552	23.67

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

Activity in the restricted share unit plan for fiscal 2004 and 2003 was as follows:

	2004		2003
	Restricted Share Units	Weighted Average Grant Price	Restricted Share Units	Weighted Average Grant Price

	(000s)		(000s)
Outstanding, beginning of year	23	$23.47	--	--
Granted	21	28.24	23	$23.47
Delivered	--	--	--	--
Forfeited	(15)	24.13	--	--

Outstanding, end of year	29	28.09	23	23.47

Compensation expense related to the Corporation’s restricted share unit plan, net of forfeitures, was $310,000, $77,000, and $0 in fiscal 2004, 2003, and 2002, respectively.

Deferred Stock-based Compensation

The Corporation recorded aggregate deferred stock-based compensation of $232,000, $1,120,000, and $0 in fiscal 2004, 2003, and 2002, respectively. During fiscal 2004, deferred stock-based compensation of $232,000 was recorded in relation to grants under the restricted share unit plan. During fiscal 2003, deferred stock-based compensation of $577,000 was recorded in relation to the options assumed on the acquisition of Adaytum. A further $543,000 of deferred stock-based compensation was recorded in relation to grants under the restricted share unit plan.

Stock-based Compensation

Effective March 1, 2003, the Corporation adopted the fair value based method of accounting for options granted to directors and employees. As described in Note 2, the Corporation is required to disclose the pro forma earnings per share as if the fair value method of accounting for all stock options issued to directors and employees had been applied since March 1, 2001.

If compensation costs had been determined for all options outstanding during fiscal 2004, 2003 and 2002, based on the fair value of the options at the grant date using the Black-Scholes option-pricing model, additional compensation expense would have been recorded in the statement of earnings, with pro forma results presented below.

	2004	2003	2002

Net income (loss):
As reported	$76,849	$ 69,949	$ 14,599
Add: Stock-based employee compensation included above	--	669	3,341
Less: Stock-based employee compensation using fair value based method	--	(27,808)	(28,808)

Pro forma	$76,849	$ 42,810	$(10,868)

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

	2004	2003	2002

Basic net income (loss) per share:
As reported	$0.86	$0.80	$ 0.17
Add: Stock-based employee compensation included above	--	0.01	0.04
Less: Stock-based employee compensation using fair value based method	--	(0.32)	(0.33)

Pro forma	$0.86	$0.49	$(0.12)

Diluted net income (loss) per share:
As reported	$0.84	$0.77	$ 0.16
Add: Stock-based employee compensation included above	--	0.01	0.04
Less: Stock-based employee compensation using fair value based method	--	(0.31)	(0.32)

Pro forma	$0.84	$0.47	$(0.12)

Weighted average number of shares:
Basic	89,325	87,936	87,807

Diluted	91,959	90,531	90,461

The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2004	2003	2002

Risk-free interest rates	2.9%	3.7%	4.2%
Expected volatility	57%	62%	68%
Dividend yield	0%	0%	0%
Expected life of options (years)	4.3	2.9	2.9

Net Income per Share

The dilutive effect of stock options is excluded under the requirements of CICA Handbook section 3500, Earnings per share, for calculating net income per share, but is included in the calculation of diluted net income per share.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

The reconciliation of the numerator and denominator for the calculation of net income per share and diluted net income per share is as follows: (000s, except per-share amounts)

	2004	2003	2002

Net Income per Share
Net income	$76,849	$69,949	$14,599

Weighted average number of shares outstanding	89,325	87,936	87,807

Net income per share	$0.86	$0.80	$0.17

Diluted Net Income per Share
Net income	$76,849	$69,949	$14,599

Weighted average number of shares outstanding	89,325	87,936	87,807
Dilutive effect of stock options* and deferred stock-based
compensation	2,634	2,595	2,654

Adjusted weighted average number of shares outstanding
	91,959	90,531	90,461

Diluted net income per share	$0.84	$0.77	$0.16

* All anti-dilutive options have been excluded. The average number of anti-dilutive options was 2,891,000, 4,167,000, and 3,327,000 for fiscal 2004, 2003, and 2002, respectively.

13.    SECONDARY OFFERING

On July 16, 2002, the Corporation filed a final registration statement with the United States Securities and Exchange Commission and a Canadian prospectus with Canadian securities regulators for a secondary offering of 3,600,000 common shares at a price to the public of $17.50 per share. All of the common shares in the offering were sold by certain entities affiliated with Michael U. Potter. The Corporation did not receive any proceeds from the sale of the shares. The Corporation incurred costs related to the filing of this secondary offering and those costs were expensed during fiscal 2003. Under this secondary offering, the Corporation repurchased 180,000 of its own shares at an aggregate purchase price of $3,150,000.

14.    PENSION PLANS

The Corporation operates a Retirement Savings Plan for its Canadian employees and also operates various other defined contribution pension plans for its non-Canadian employees. The Corporation contributes amounts related to the level of employee contributions for both types of plans.

The pension costs in fiscal 2004, 2003, and 2002 were $7,770,000, $5,812,000, and $4,889,000, respectively.

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

15.    SEGMENTED INFORMATION

The Corporation operates in one business segment—computer software solutions. This segment engages in business activities from which it earns license, support, and services revenue, and incurs expenses. Within this business segment, the Corporation develops, markets, and supports business intelligence and CPM solutions. Our solutions help improve business performance by enabling effective decision-making at all levels of the organization. The Corporation’s integrated solution consists of a suite of business intelligence components, analytical applications, and performance management applications. The Corporation’s customers can strategically apply these software solutions across the extended enterprise to address their need for CPM. The solution for CPM allows users to effectively manage the full business cycle with planning, budgeting, reporting, analysis, and scorecarding products. Cognos products are distributed both directly and through resellers worldwide.

Revenue is derived from the licensing of software and the provision of related services, which include product support, education, and consulting. The Corporation generally licenses software and provides services subject to terms and conditions consistent with industry standards. For an annual fee, customers may contract with the Corporation for product support, which includes product and documentation enhancements, as well as tele-support and web-support.

The Corporation operates internationally, with a substantial portion of its business conducted in foreign currencies. Accordingly, the Corporation’s results are affected by year-over-year exchange rate fluctuations of the United States dollar relative to the Canadian dollar, to various European currencies, and to a lesser extent, other foreign currencies.

No single customer accounted for 10% or more of the Corporation’s revenue during any of the last three fiscal years. In addition, the Corporation is not dependent on any single customer or group of customers, or supplier.

The accounting policies for the segment are the same as those described in the Summary of Significant Accounting Policies. The required financial information for segment profit and segment assets is the same as that presented in the Consolidated Financial Statements. Geographic information is as follows: ($000s)

	2004	2003	2002

Revenue to external customers*
U.S.A.	$343,556	$301,142	$263,488
Canada	53,373	37,853	40,979
United Kingdom	73,700	52,188	45,759
Europe	154,341	121,168	107,278
Asia/Pacific	58,147	38,685	33,798

	$683,117	$551,036	$491,302

* Revenues are attributed to countries based on location of customer

COGNOS INCORPORATED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in U.S. dollars, unless otherwise stated)
(In accordance with CDN GAAP)

	2004	2003

Fixed assets
Canada	$47,542	$46,038
U.S.A.	11,931	8,380
Other countries	11,819	8,024

	$71,292	$62,442

The Corporation does not disclose intangible assets and goodwill by geographic region as it would not provide meaningful information.

16.    COMPARATIVE RESULTS

The Corporation has updated its income statement presentation to segregate from selling, general, and administrative expenses $70,324,000 and $71,529,000 for fiscal 2003 and fiscal 2002, respectively, and created a new line item for the cost of providing services. Additionally, the Corporation has segregated from selling, general, and administrative expenses $9,156,000 and $19,708,000 for fiscal 2003 and fiscal 2002, respectively, and created a new line item for amortization of intangible assets within operating expenses. This reclassification was made to provide more information to the users of the Corporation’s financial statements.

Certain other figures of the prior years’ financial statements have been reclassified in order to conform to the presentation adopted in the current year. None of these changes in presentation affect previously reported results of operations.

17.    NEW ACCOUNTING PRONOUNCEMENTS

During October 2003, CICA Handbook section 1100, Generally Accepted Accounting Principles (CICA 1100), was issued and is effective for the Corporation’s fiscal year beginning March 1, 2004. CICA 1100 establishes standards for financial reporting in accordance with generally accepted accounting principles and clarifies the relative authority of various accounting pronouncements and other sources within GAAP. The Corporation is in the process of assessing the impact of this standard.

In June 2003, the CICA issued Accounting Guideline No.15, Consolidation of Variable Interest Entities (AcG-15). AcG-15 requires the primary beneficiary of a variable interest entity to consolidate the variable interest entity. AcG 15 is effective for reporting periods beginning on or after November 1, 2004. A similar standard has been adopted by the Financial Accounting Standards Board in the United States (FIN 46) and is effective for the Corporation for reporting periods ending after March 15, 2004. The Corporation has determined that it has one variable interest entity since the investment required subordinated debt. Upon adoption, none of the provisions of AcG-15 or FIN 46 will have a material impact on the Corporation.

SELECTED CONSOLIDATED FINANCIAL DATA

FIVE-YEAR SUMMARY

The following Selected Consolidated Financial Data has been derived from the Corporation’s consolidated financial statements, in accordance with Canadian GAAP, that have been audited by Ernst & Young LLP, independent chartered accountants. The Selected Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and related Notes, and with Management’s Discussion and Analysis of Financial Condition and Results of Operations.

On April 6, 2000, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to shareholders of record at the close of business on April 20, 2000. All historic consolidated results have been restated for the split.

	Years Ended the Last Day of February

	2004	2003	2002	2001	2000

	(US$000s except share amounts, Canadian GAAP)
Statement of Income Data
Revenue	$683,117	$551,036	$491,302	$495,652	$385,640

Operating income	107,731	102,750	16,955	82,311	74,479

Net income	$ 76,849	$ 69,949	$ 14,599	$ 62,736	$ 54,542

Net income per share
Basic	$0.86	$0.80	$0.17	$0.72	$0.63
Diluted	$0.84	$0.77	$0.16	$0.68	$0.62

Weighted average number of shares (000s)
Basic	89,325	87,936	87,807	87,324	85,972
Diluted	91,959	90,531	90,461	91,973	88,100

Balance Sheet Data (at end of period)
Working capital	$259,502	$128,864	$227,573	$197,673	$166,455
Total assets	829,097	662,045	530,735	511,791	396,098
Total debt	--	--	--	32	2,176
Stockholders’ equity	509,656	378,709	300,555	300,720	224,306